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EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

        We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4/A (No. 333-121003) of Caterpillar Inc. of our report dated February 24, 2005 relating to the consolidated financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears on page A-4 of the Appendix to the Company's 2004 Annual Meeting Proxy Statement, which is incorporated in its Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

Peoria, Illinois

March 22, 2005

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Consent of Independent Registered Public Accounting Firm